UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

——————————

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 14, 2007

E-Z-EM, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-13003	11-1999504
(Commission File Number)	(IRS Employer Identification No.)

1111 Marcus Avenue, Lake Success, New York	11042
(Address of Principal Executive Offices)	(Zip Code)

(516) 333-8230
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Compensatory Arrangements of Certain Officers.

(e)

On April 30, 2007, E-Z-EM, Inc. (the “Company”) announced the resignation of Dennis J. Curtin, the Company’s Senior Vice President – Chief Financial Officer, to take effect on May 11, 2007 (the "Effective Date"), which was reported by the Company in a Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2007. In connection with Mr. Curtin’s resignation, on May 14, 2007, the Company and Mr. Curtin entered into an agreement (the “Agreement”) that provides for a severance payment to him of $451,800, payable in eight equal monthly installments commencing in June 2007. Additionally, if bonuses are declared under the Company’s Annual Incentive Plan for the Company’s 2007 fiscal year, Mr. Curtin will receive a bonus equal to approximately 94 percent of any bonus he would have received had he remained employed with the Company. Mr. Curtin will also continue to receive coverage under the Company’s health insurance plan, at the Company’s expense, or may elect instead to receive the cost of such coverage in cash, for 15 months following the Effective Date. Further, within 30 days of the date Mr. Curtin executed the Agreement, the Company will remit approximately $21,000 to him for use in connection with the purchase of his leased Company car.

For a period of 24 months following the Effective Date, Mr. Curtin has agreed not to be associated in any manner, directly or indirectly, with certain companies that compete with the Company (except, for publicly traded companies, for ownership of less than 1% of their outstanding capital stock, up to $500,000 in value), or to directly or indirectly attempt to hire or hire any employee, officer or director of the Company on behalf of any person or entity that competes with the Company. Mr. Curtin has also agreed to keep confidential all of the Company’s confidential, trade secret and/or proprietary information.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Agreement entered into on May 14, 2007, by and between E-Z-EM, Inc. and Dennis J. Curtin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 17, 2007	E-Z-EM, INC.

(Registrant)

By:	/s/ Peter J. Graham

Peter J. Graham

Senior Vice President –

Chief Legal Officer, Global Human Resources and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Agreement entered into on May 14, 2007, by and between E-Z-EM, Inc. and Dennis J. Curtin.

4